Bestway Coach Express, Inc.
INFORMATION SHEET

BWCX

Audited Revenue FY 2004:	$5.3 MM
Audited Revenue FY 2005:	$6.6 MM
Projected Revenue FY 2006:	$8.2 MM

Company Background

We were incorporated in New York on August 4, 1997. We are a motorcoach service provider with 23 motorcoaches. We currently provide specialized destination charter services to casinos in Connecticut, which accounts for approximately 65% of our revenues, specialized destination route services to casinos in Atlantic City, New Jersey and, which accounts for approximately 16 % of our revenues; schedule interstate services, which accounts for approximately 18% of our revenues and airport services, sightseeing services and other charter services which accounts for the remaining 1% of its revenues. We maintain a garage depot at 991 Station Road, New York 11713, which is located in the Bellport area of Suffolk County. Our bus fleet and maintenance department is located at this garage. Our executive offices are located at 2 Mott Street, New York, New York 10013 in the Chinatown area of New York City. Our telephone number at this address is (212) 608 - 8988 and our fax number at this address is (212) 608 -9169. We currently have 47 full-time employees and 18 part-time employees.

Our Services

We provide services on a contracted basis. We arrange a fee for the use of our motorcoaches. In these arrangements, the customer contracts the vehicle for use and we are paid a rate, generally on a daily or per mile basis that is not dependent on passenger load factors. Our service covers the radius from the Northeastern of America, which are North from Quebec to South of Florida and all major tour destinations in Northeast Coast.

Scheduled Interstate Services



We currently DBA as P2P Circulator to provide scheduled services to and from New York and Philadelphia at a fixed fare, based on 20 schedules a day and 7 days a week. P2P Circulator is a point to point premium interstate bus service to provide a more comfortable with entertainment, safe, and convenient trips with discount prices to and from Penn Station.

We also provide 'on-line' E ticket services on the P2P Circulator's website at an advertised or published price. Typically, customers will make reservations for the trips and paid online or can simply board on an "open-door" basis at both locations.

Charter and Airport Service



We also provide charter and airport services to and from New York City airports and other traveler destinations in the New York tri-state area.

Sales and Marketing

We have historically, conducted limited marketing of our services. The principal means of marketing interstate services has been in major search engines, flyers, student newspapers and through direct mail to customers included in our computer database.

Operations

Our garage depot is located in Bellport, Suffolk County New York. On staff at this location are 6 mechanics that maintain our bus fleet, 3 office staff, 2 dispatchers and a general manager. Our executive offices are located in New York's Chinatown. All administrative functions are conducted at these executive offices.

Dispatch function is to communicate with drivers by radio to determine that the motorcoach is in service, the number of passengers embarked and whether the motorcoach is on schedule and to deal with any problems in route. When necessary, dispatchers can communicate necessary modifications in schedules to meet customer demand and increase utilization. In most instances, we receive bookings for tours and charters well in advance, which enable us to predict periods during which equipment utilization is likely to be low. When this occurs, we more actively solicit charter business in an effort to maintain equipment utilization or schedule alternative uses for its equipment, particularly during the winter months when tourism declines.

Equipment

We currently operate 23 motor coaches. Eleven of these motorcoaches are 2005 MCI motorcoaches (3 2005 J Model vehicles and 8 2006 DL model vehicles). The remaining twelve motorcoaches are 1998 and 2000 Van Hool motorcoaches (including _2_ model T2145 motorcoaches, _5_ model T945 motorcoaches, and _5_ C2045 motorcoaches).

Prior to June 2005 we used only Van Hool motorcoaches. In May 2005 we entered into a contract relating to the acquisition of 11 MCI motorcoaches. In June 2005, we received eleven new MCI motorcoaches and traded in eleven of our older Van Hool motorcoaches. We expect to trade in the remaining twelve older Van Hool Motorcoaches by the end of August 2005. At such time our entire fleet will consist of new MCI motorcoaches.

The MCI motorcoaches have many luxury features that enhance our client's experience and provide for a comfortable and safe ride, including spiral entrance stairways, Jacob's® engine brake, anti-lock braking system, projector headlamps, frameless windows, fully multiplexed electrical system, air-locking baggage compartments and chemical-type lavatories

We believe that the acquisition of new motorcoaches will help us to better compete in our market, since we will be able to offer our customers a more comfortable luxury ride in a brand new motorcoach.

We acquired the 11 new MCI motorcoaches pursuant to a purchase agreement with MCI (Motor Coach Industries) that we entered on May 24, 2005. Pursuant to the agreement we are required to pay an aggregate purchase price of $4,211,000. We obtained financing for the purchase of these new motorcoaches through MCI Financial Services. Under the terms of the financing arrangement, we paid an aggregate down payment of $165,000 and we financed the remaining $4,046,000.
The motorcoaches come with a nontransferable 30 month (unlimited mileage) limited warranty from MCI. MCI warrants during the warranty term that each motorcoach, subject to specified exceptions, will be free from defects in material and workmanship. Generally, the warranty does not apply to (a) any parts, components, materials, goods or services furnished or provided after MCI has completed its manufacturing process with respect to the motorcoach, (b) any routine maintenance repairs or replacements, (c) normal wear and tear of the motorcoach or (d) any other repairs or replacements that, in MCI's opinion, are required because the motorcoach or any accessories or other equipment comprising the motorcoach: (i) has been altered in a manner that would likely affect serviceability in any respect, (ii) has been subject to abuse or neglect or damage from an accident or any intentional act, (iii) has not been serviced at reasonable intervals according to MCI's recommendations, (iv) has been operated at speeds in excess of MCI's and/or any component supplier's recommendations, or (v) has had installed replacement parts not recommended by MCI and which have been substituted in such a way as to affect serviceability. Following are some additional limitations that apply under the warranty:

Maintenance

We currently have a comprehensive preventive maintenance program for our equipment to minimize equipment downtime and prolong equipment life. This program includes regular safety checks when a motorcoach returns to our garage, regular oil and filter changes, lubrication, cooling system checks and wheel alignment on average every 6,000 to 12,000 miles, and more extensive maintenance procedures at greater intervals. Interiors of motorcoaches are cleaned and exteriors washed usually on a daily basis.

Repairs and maintenance are performed at our Bellport garage facility. This facility has on location a total of 6 mechanics and other maintenance personnel at December 31, 2004. Most maintenance provided by outside facilities results from on-the-road breakdowns or involves major engine overhauls, which are performed by the dealer.

Employees, Drivers and Other Personnel

At December 31, 2004, we had approximately 47 full time employees, of whom 36 were drivers and 11 were maintenance personnel. The balance included administrative personnel, sales and customer service personnel and dispatchers. We also utilize approximately 18 independent contractors to drive our motorcoaches on a regular basis.

We have historically had relatively minimal driver turnover among full-time drivers. Safety and dependability of drivers are critical to our operations. Drivers are required to comply with all applicable Federal, state and driver qualification and safety regulations, including hours of service and medical qualifications, and to hold a Commercial Driver's License issued in conformity with regulations of the Federal Highway Administration (FHWA). Drivers are also subjected to drug and alcohol-testing requirements imposed by the FHWA, including random, reasonable suspicion and post-accident testing. Driver applicants are required to have significant driving experience and to pass medical examinations.

No unions currently represent any of our employees and we are not a party to any collective bargaining agreements. We have not experienced any work stoppages and believe that relationships with our employees are satisfactory.

Safety

We are dedicated to maintaining safe operations. We adhere to the FHWA and comparable state motor carrier safety rules, including rules concerning safe motor vehicle equipment, driver qualifications and safe operation of vehicles. Our drivers undergo regular drug and alcohol testing in conformity with FHWA and comparable state requirements. Other than driver Daily Log Control, we have routinely reviewed the driver's Lifestyle Research even their off-hour activity to ensure all employees have in suit with sufficient rest time for all jobs duty. We also address accidents and other incidents and take follow-up steps intended to reduce the risk of repeat accidents and incidents.

Risk Management and Insurance

The primary risks involved in our operations are bodily injury, property damage and workers' compensation. We currently maintain insurance against these risks and we are subject to liability as self-insurers to the extent of the deductible under each policy.

We currently maintain liability insurance for bodily injury and third party property damage in sufficient amounts to meet all applicable Federal requirements. Our workers' compensation policy complies with New York State law.

Fuel Availability and Cost

Fuel prices are subject to sudden increases as a result of variations in supply levels and demand. Any sustained increase in fuel prices could adversely affect our results of operations due to the resulting increase in our operating costs. From time to time, there are efforts at the Federal or state level to increase fuel or highway use taxes, which, if enacted, also could adversely affect our results of operations.

Competition

The portions of the motorcoach industry in which we operate are highly competitive, fragmented and served by numerous operators, most of which serve only a single area or region. Our competitors in the special destination service business include Greyhound Bus, Trailway System and Coach USA and our main competitors in the charter business include Peter Pan Bus, Academy Bus and Short line Inc

We believe that the principal competitive factors in the bus service industry are reliability, customer service and price, as well as equipment comfort and appearance.

We believe that our competitive position is at least equal to that of other regional bus service companies that operate with 10 to 30 busses running out of a single depot and better than that of smaller bus service companies having less than 10 busses. Our methods of competition include using European style motorcoaches as opposed to American made coaches used by many of our competitors. We believe that our clients find these coaches to be more luxurious than other coaches. We also utilize a 60-seat motorcoach as opposed to the 49-57 seat motorcoaches used by our competition. This allows us to generate more per bus revenues and to obtain jobs that require more than 57 seats.

Regulation

The United States Secretary of Transportation and three agencies within the United States Department of Transportation (the Surface Transportation Board, the Federal Highway Administration, and the Federal Transit Administration) regulate, to a limited extent, our interstate motorcoach operations. The Federal Highway Administration, or FHWA, requires our interstate motorcoach operators to register with that agency, to maintain minimum amounts of insurance and to operate in conformity with safety regulations. One or more of the regulatory bodies listed above requires our interstate motorcoach operators to adhere to driver qualification guidelines, to provide transportation service on reasonable request and to provide safe and adequate service and vehicles; however, none of the regulatory bodies regulates our interstate motorcoach fares, nor do they require our interstate motorcoach operators to file tariffs. The Surface Transportation Board, or STB, and the FHWA can impose civil penalties upon us for violations of applicable regulatory requirements; the FHWA may suspend, amend or revoke our motorcoach operator's registration for our operator's substantial failure to comply with applicable regulations. We believe that we have conducted our operations in substantial compliance with applicable regulations, and we do not believe that ongoing compliance with such regulations will require us to make substantial capital expenditures.


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Federal regulatory authority preempts state and local governments from regulating the scheduling or rates of interstate or intrastate transportation provided by motorcoach operators on interstate routes. State and local regulation of interstate and intrastate charter bus transportation is also preempted.

MANAGEMENT

Wilson Cheng is the founder of Bestway Coach Express Inc., a bus service company with 23 coaches that provides special destination, charter, tour and other services. He is also its Chairman, Chief Executive Officer, President and Treasurer. He has served in such capacities since the inception of Bestway in August 1997. From 1993 to August 1997, Mr. Cheng was the President of Bestway Tour & Travel Inc., a travel agency located in New York City.

Vivian Cheng has served as the Executive Vice President and Secretary of Bestway Coach Express Inc., a bus service company with 23 busses that provides special destination, charter, tour and other services, since its inception in August 1997. From 1993 to date, Ms. Cheng serves as the Vice President of Bestway Tour & Travel Inc., a travel agency located in New York City. Prior to that, Ms. Cheng served as Tour Marketing Manager of Chinese American Travel, Inc., from October 1987 through February 1993.

Arthur J. Kremer – Chairman, Advisory Board
Arthur Jerry Kremer served as Chair of the Committee on Corporations where he was involved with corporate structure and energy issues. He has represented a large number of Fortune 500 companies in complex matters. He serves as government relations counsel to El Paso Gas, Canon USA, Caesar's Entertainment, Inc., General Motors, Cablevision, DMJM Engineering and the New York State Bowling Proprietor's Association.
Arthur J. Kremer – Chairman, Advisory Board
Mr. Kremer maintains an active role in many key Long Island organizations. He is a Trustee of Hofstra University; a member of the Board of Overseers of the Tilles Cultural Center, and has served as a member of the Board of Directors of the Long Island Association.

Kelvin Chan has served as the Chief Operating Officer and General Manager of Bestway Coach Express Inc., a bus service company with 23 busses that provides special destination, charter, tour and other services, since October 1998. Prior to that, Mr. Chan was responsible for development, marketing and management of all development and sales at D&D Trading Inc. from June 1988 to September 1998.

Jovi Chen, has served as Director of Sales and Marketing of Bestway Coach Express Inc., a bus service company with 23 busses that provides special destination, charter, tour and other services, since Bestway's inception in August 1997. Prior to joining Bestway he served as Tour Manager of Bestway Tour & Travel Inc. from July 1995 to August 1997.

COMPANY INFORMATION

BESTWAY Coach Express, Inc.
2 Mott Street, 7th Floor
New York, NY 10013